Exhibit 2.3

PLAN OF CONVERSION

This PLAN OF CONVERSION (this “Plan”) is entered into as of this 6th day of November, 2009 by STR Holdings (New) LLC, a Delaware limited liability company (the “Constituent Entity”).

RECITALS

WHEREAS, the Constituent Entity is duly formed and existing under the laws of the State of Delaware, with its Certificate of Formation being filed in the office of the Secretary of State of Delaware on September 30, 2009;

WHEREAS, the Constituent Entity desires to convert from a Delaware limited liability company to a Delaware corporation, pursuant to Section 265 of the Delaware General Corporation Law (“DGCL”) and Section 18-216 of the Delaware Limited Liability Company Act; and

WHEREAS, for federal income tax purposes, it is intended that the Conversion (as defined below) shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder, and that this Plan constitutes a plan of reorganization.

NOW, THEREFORE, in consideration of the several and mutual promises, agreements, covenants, understandings, undertakings, representations and warranties hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Constituent Entity agrees that the recitals are true and correct and by this reference incorporated herein as if fully set forth and further covenant and agree as follows:

1.             Name of Constituent Entity.  The name of the Constituent Entity is STR Holdings (New) LLC.

2.             Name of Resulting Entity.  The name of the resulting entity is STR Holdings, Inc., a Delaware corporation (the “Resulting Entity”).

3.             Jurisdiction and Form of Constituent Entity.  The Constituent Entity was a limited liability company under the laws of the State of Delaware and it is subject to the laws thereof.

4.             Jurisdiction and Form of Resulting Entity.  The Resulting Entity will be incorporated as a corporation under the laws of the State of Delaware and it will be subject to the laws thereof.

5.             Conversion.  At the Effective Date (as defined below), the Constituent Entity shall be converted into the Resulting Entity and shall continue its existence in the form of a Delaware corporation (the “Conversion”).

6.             Effective Date.  Pursuant to Section 265 of the DGCL, the Constituent Entity designates the date of the filing of the certificate of conversion with the Secretary of State of the State of Delaware as the effective date of the Conversion (the “Effective Date”).

7.             Organizational Documents of Resulting Entity.  The Certificate of Incorporation of the Resulting Entity shall be in the form attached hereto as Exhibit A.

8.             Effect of Conversion.  At the Effective Date:

(a)                                  the Constituent Entity shall be converted into the Resulting Entity;

(b)                                 the Resulting Entity shall be subject to the jurisdiction of the State of Delaware and be governed by the laws thereof;

(c)                                  the Resulting Entity shall be a continuation of the existence of the Constituent Entity;

(d)                                 the title to all real estate and other property owned by the Constituent Entity shall be vested in the Resulting Entity without reversion or impairment;

(e)                                  the Resulting Entity shall have all the liabilities of the Constituent Entity;

(f)                                    all proceedings pending against the Constituent Entity may be continued as if the Conversion had not occurred or the Resulting Entity may be substituted in the proceeding for the Constituent Entity;

(g)                                 the units of the Constituent Entity shall be automatically converted into shares of stock as set forth herein; and

(h)                                 the Conversion shall not be deemed a dissolution of the Constituent Entity.

9.             Conversion of Units of the Constituent Entity into Shares of Stock of the Resulting Entity.  Upon the Effective Date, by virtue of the Conversion, without any action on the part of the members thereof, the issued and outstanding units of the Constituent Entity shall be immediately canceled and converted into shares of common stock of the Resulting Entity, some of which will be subject to the terms and conditions of restricted common stock agreements, issued to the individuals in the amounts opposite their names on Exhibit B attached hereto.

10.           Termination or Abandonment.  This Plan may be terminated and/or the Conversion abandoned at any time prior to the Effective Date by the action of the board of managers of the Constituent Entity.  In the event of termination of this Plan and/or abandonment of the Conversion, this Plan shall become void and of no further force and effect without liability on the part of any party hereto or their respective officers and agents.

[Signature Page Follows.]

2

IN WITNESS WHEREOF, the Constituent Entity has caused this Plan to be executed as of the day and year first written above.

CONSTITUENT ENTITY:
STR HOLDINGS (NEW) LLC

By:	/s/ Barry A. Morris
Name:	Barry A. Morris
Title:	Executive Vice President and Chief
Financial Officer

[SIGNATURE PAGE TO PLAN OF CONVERSION]

EXHIBIT A

CERTIFICATE OF INCORPORATION

CERTIFICATE OF INCORPORATION OF

STR HOLDINGS, INC.

FIRST:  The name of the Corporation is: STR Holdings, Inc.

SECOND:  The address of the registered office of the Corporation in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, County of New Castle, State of Delaware, 19808. The name of the registered agent of the Corporation in the State of Delaware at such address is Corporation Service Company.

THIRD:  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as from time to time amended (the “DGCL”).

FOURTH:  (a)  The total number of shares of all classes of stock which the Corporation shall have authority to issue is Two Hundred Twenty Million (220,000,000) shares, consisting of (a) Two Hundred Million (200,000,000) shares of Common Stock, par value $0.01 per share (“Common Stock”) and (b) Twenty Million (20,000,000) shares of one or more series of Preferred Stock, par value $0.01 per share (“Preferred Stock”).

(b)  Except as otherwise provided by law, the shares of stock of the Corporation, regardless of class, may be issued by the Corporation from time to time in such amounts, for such consideration and for such corporate purposes as the Board of Directors of the Corporation (the “Board of Directors”) may from time to time determine.

(c)  Shares of Preferred Stock may be issued from time to time in one or more series of any number of shares as may be determined from time to time by the Board of Directors, provided that the aggregate number of shares issued and not cancelled of any and all such series shall not exceed the total number of shares of Preferred Stock authorized by this Certificate of Incorporation.  Each series of Preferred Stock shall be distinctly designated.  The voting powers, if any, of each such series and the preferences and relative, participating, optional and other special rights of each such series and the qualifications, limitations and restrictions thereof, if any, may differ from those of any and all other series at any time outstanding; and the Board of Directors is hereby expressly granted authority to fix, in the resolution or resolutions providing for the issue of a particular series of Preferred Stock, the voting powers, if any, of each such series and the designations, preferences and relative, participating, optional and other special rights of each such series and the qualifications, limitations and restrictions thereof to the full extent now or hereafter permitted by this Certificate of Incorporation and the laws of the State of Delaware.  Shares of Preferred Stock, regardless of series, that are converted into other securities or other consideration or otherwise acquired by the Corporation shall be retired and cancelled, and the Corporation shall take all such actions as are necessary to cause such shares to have the status of authorized but unissued shares of Preferred Stock, without designation as to series, and the Company shall have the right to reissue such shares.

(d)  Subject to the provisions of applicable law or of the Bylaws of the Corporation with respect to the closing of the transfer books or the fixing of a record date for the determination of stockholders entitled to vote, and except as otherwise provided by law or by the resolution or resolutions providing for the issue of any series of Preferred Stock, the holders of outstanding shares of Common Stock shall exclusively possess the voting power for the election of directors and for all other purposes, each holder of record of shares of Common Stock being entitled to one vote for each share of Common Stock standing in such holder’s name on the books of the Corporation.  Shares of capital stock of the Corporation shall not be entitled to cumulative voting.

(e)  Notwithstanding any other provisions of this Certificate of Incorporation or the Bylaws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, this Certificate of Incorporation or the Bylaws of the Corporation), any director or the entire Board of Directors of the Corporation may be removed from office for cause or without cause by the affirmative vote of the holders of outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) cast a meeting of the stockholders called for that purpose, the notice for which states that the purpose or one of the purposes of the meeting is the removal of such director, and constituting at least a majority of such shares entitled to vote if such removal is for cause, or at least 75% of such shares entitled to vote if such removal is without cause.  Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more series of Preferred Stock shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the provisions of paragraph (e) of this Article shall not apply with respect to the director or directors elected by such holders of Preferred Stock.  For purposes of this Article Fourth, “cause” shall mean, with respect to any director, (i) the willful failure by such director to perform, or the gross negligence of such director in performing, the duties of a director, (ii) the engaging by such director in willful or serious misconduct that is injurious to the Corporation or (iii) the conviction of such director of, or the entering by such director of a plea of nolo contendere to, a crime that constitutes a felony.

FIFTH:  In furtherance and not in limitation of the powers conferred by law, subject to any limitations contained elsewhere in this Certificate of Incorporation, Bylaws of the Corporation may be adopted, amended or repealed by a majority of the Board of Directors of the Corporation, but any Bylaws adopted by the Board of Directors may be amended or repealed by the stockholders entitled to vote thereon.  Election of directors need not be conducted by written ballot.

SIXTH:  (a)  The number of directors of the Corporation shall be fixed from time to time exclusively by the Board of Directors pursuant to resolution adopted by a majority of the directors then in office; provided, however, that the number of directors shall not be less than three (3) nor more than fifteen (15).

(b)  Any vacancies in the Board of Directors for any reason, and any directorships resulting from any increase in the number of directors, may be filled only by the Board of Directors (and not by the stockholders), acting by the affirmative vote of a majority of the remaining directors, although less than a quorum, or by a sole remaining director.  Any directors so chosen shall hold office until the next election of the class for which such directors shall have been chosen and until their successors shall be elected and shall qualify.  No decrease in the number of directors shall shorten the term of any incumbent director.

(c)  Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors at an annual or special meeting of stockholders, the election, terms of office, filling of vacancies, removal of directors and other features of the directorships shall be governed by the terms of this Certificate of Incorporation or in any resolution or resolutions adopted by the Board of Directors providing for the issuance of any class or series of Preferred Stock.

(d)  Advance notice of nominations for the election of directors, other than by the Board of Directors or a duly authorized committee thereof or any authorized officer of the Corporation to whom the Board of Directors or such committee shall have delegated such authority, and information concerning nominees, shall be given in the manner provided in the Bylaws of the Corporation.

SEVENTH:  A director of the Corporation shall not be personally liable either to the Corporation or to any stockholder for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions which are not in good faith or which involve intentional misconduct or knowing violation of law, (iii) for any matter in respect of which such director shall be liable under Section 174 of the DGCL or any amendment thereto or successor provision thereto, or (iv) for any transaction from which the director shall have derived an improper personal benefit.  Neither amendment nor repeal of this Article SEVENTH nor the adoption of any provision of the Certificate of Incorporation of the Corporation inconsistent with this Article SEVENTH shall eliminate or reduce the effect of this paragraph in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article SEVENTH, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.  If the DGCL is amended to eliminate or further limit the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the DGCL.

EIGHTH.  Any action required or permitted to be taken by the stockholders of the Corporation may only be effected at a duly called annual or special meeting of the stockholders of the Corporation, and may not be effected by the stockholders in writing in lieu of such a meeting, unless such action by written consent of stockholders is unanimously recommended by the directors of the Corporation then in office.

NINTH.  The Corporation shall not be governed by Section 203 of the DGCL (“Section 203”), and the restrictions contained in Section 203 shall not apply to the Corporation.

TENTH.  To the fullest extent permitted by Section 122(17) of the DGCL and except as may be otherwise expressly agreed in writing by the Corporation and DLJ Merchant Banking Partners IV, L.P. and its affiliates (collectively, “DLJMB”), the Corporation, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the Corporation and its subsidiaries in, or in being offered an opportunity to participate in, business opportunities, which are from time to time presented to DLJMB or any of its officers, directors, agents, stockholders, members, partners, affiliates and subsidiaries (other than the Corporation and its subsidiaries), even if the opportunity is one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and no such person shall be liable to the Corporation or any of its subsidiaries for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such person pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation or its subsidiaries unless, in the case of any such person who is a director or officer of the Corporation, such business opportunity is expressly offered to such director or officer in writing solely in his or her capacity as a director or officer of the Corporation.  Any person purchasing or otherwise acquiring any interest in any shares of stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article TENTH.  Neither the alteration, amendment or repeal of this Article TENTH, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article TENTH, shall eliminate or reduce the effect of this Article TENTH in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article TENTH, would accrue or arise, prior to such alteration, amendment, repeal or adoption.

ELEVENTH.  The name and mailing address of the Sole Incorporator of the Corporation is as follows:

Barry A. Morris

10 Water Street

Enfield, CT 06082

IN WITNESS WHEREOF, I, the undersigned, being the Sole Incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the Delaware General Corporation Law, do make this Certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this      day of       , 2009.

EXHIBIT B

Name of Stockholder	Number of Unrestricted Shares of Common Stock	Number of Restricted Shares of Common Stock
DLJ Merchant Banking Partners IV, L.P.	10,262,778	—
DLJ Offshore Partners IV, L.P.	5,371,566	—
DLJ Merchant Banking Partners IV (Pacific), L.P.	789,254	—
MBP IV Plan Investors, L.P.	3,379,373	—
Dennis L. Jilot	220,809	614,155
The Dennis L. and Linda L. Jilot Family Trust	1,976,405	—
John F. Gual	624,921	—
Robert S. Yorgensen	509,582	207,637
Barry A. Morris	254,719	126,388
Wei Hung Kwok	151,475	17,793
Richard Ian Saunderson	111,947	17,793
Gregory G. Gardner	92,183	17,793
Thomas D. Vitro	111,947	17,793
MRS Trust	1,134,333	4,521
Michael R. Stone	179,464	—
Michael R. Stone 2008 GRAT	191,113	—
Prairie Fire Trust	1,504,909	4,521

Harrington Sound, LLC	100,327	302
Paul Vigano	40,132	120
Michael A. Choukas	199,329	1,928
The Northwestern Mutual Life Insurance Company	5,929,216	—
Credit Suisse/CFIG STR Investors SPV, LLC	2,075,226	—
AXA Equitable Life Insurance Company	988,203	—
Dominick J. Schiano	215,629	43,126
John A. Janitz	215,629	43,126
Bernardo Alvarez	13,126	17,794
Francis J. Donino	13,126	17,794
Zenon Kruczkowski	13,126	17,794
Varchala Abrol	5,614	—
Eugene Damon	6,564	8,895
Chi Kin Kam	6,564	8,895
Ryan T. Tucker	6,564	8,895
Lam Sing Yim	6,564	8,895
Kwok Wai Yu	6,564	8,895
Robert J. Cammilleri	2,625	3,559
Russell Childrey	2,625	3,559

Susan E. DeRagon	2,625	3,559
David Espina	2,625	3,559
Ann Marie Glica	2,625	3,559
Thomas J. Harney	2,625	3,559
Edward F. Kozloski	2,625	3,559
Carina Maceira	2,625	3,559
Alyce E. Mayer	2,625	3,559
Donald O. Montanari	2,625	3,559
Victor Ovadia	2,625	3,559
Alejandro Sanchez	2,625	3,559
Hans-Hermann Vogel	2,625	3,559
Jack D. Warren	2,625	3,559